                             DEVELOPMENT AGREEMENT
                             ---------------------

       This Agreement is entered into this 16th day of April, 1997, by and between SELOC AG, a corporation organized under the laws of Switzerland with a principal place of business at Industriestrasse 7, 4410 Liestal, Switzerland ("SELOC"), SICOR, S.A., a corporation affiliated with SELOC and organized under the laws of France with a principal place of business at 19, route de Meulan, 78529 Limay, France ("SICOR") (SELOC and SICOR are sometimes hereinafter individually and collectively referred to as "Developer"), and ViroPharma Incorporated, a Delaware corporation having a principal place of business at 76 Great Valley Parkway, Malvern, PA 19355 ("ViroPharma").

     WHEREAS, ViroPharma is the licensee of certain technology and patent rights in the United States and Canada from Sanofi S.A., a company organized under the laws of France, regarding an anti-viral chemical compound, referred to as VP 63843 or "Pleconaril"; and

     WHEREAS, ViroPharma will file for approval with the United States Food and Drug Administration ("FDA"), and its Canadian equivalent, a New Drug Application ("NDA"), and its Canadian equivalent, for certain formulations containing Bulk Drug Substance, as defined below; and

     WHEREAS, ViroPharma has certain process information relating to the manufacture of Bulk Drug Substance (the "Manufacturing Process") and desires to transfer such information to Developer; and

     WHEREAS, Developer possesses process engineering capabilities and operates process development facilities, which include small and large scale cGMP production facilities capable of producing commercial quantities of chemical products; and

     WHEREAS, Developer has conducted preliminary studies and evaluations of the Manufacturing Process (the "Preliminary Evaluation Effort") pursuant to that certain Non-Disclosure Agreement dated January 30, 1997 between SELOC and ViroPharma (the "Non-Disclosure Agreement"); and

     WHEREAS, Developer desires to manufacture for ViroPharma developmental quantities of Bulk Drug Substance and assign to ViroPharma its rights in and to the

Intellectual Work Product (as defined below) and ViroPharma desires to purchase such quantities and receive such assignment from Developer.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Article 1.  Definitions
            -----------
     In addition to certain terms defined elsewhere in this Agreement, the following words and phrases shall have the following meanings:
     1.1 "Bulk Drug Substance" means the pharmaceutical substance meeting the Bulk Drug Specifications.

     1.2 "Bulk Drug Substance Manufacturing Process" means the Manufacturing Process, together with all improvements, formulation changes and other modifications thereto that may be made by or for any party from time to time.

     1.3 "Bulk Drug Substance Specifications" means the written specifications for Bulk Drug Substance set forth in Exhibit A, as modified from time to time pursuant to Paragraph 3.7 below.

     1.4 "cGMP" means the minimum current good manufacturing practice for methods to be used in, and the facilities and controls to be used for, the manufacture, processing, packing, or holding of drugs, as more particularly described in 21 CFR 210, 211 et. seq., and all other regulations promulgated
                             --- ----
with respect thereto.

     1.5 "Confidential Information" means all information and materials (other than as set forth below) revealed by ViroPharma to SELOC or SICOR hereunder or under the Non-Disclosure Agreement, whether written or oral, including but not limited to information relating to ViroPharma's existing or proposed research, development efforts, business or products, the terms of this Agreement and any other materials that have not been made available by ViroPharma to the general public. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement. Confidential Information shall not include any information or materials which:

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     (a)  at the time of disclosure by ViroPharma to SELOC or SICOR is in, or after disclosure by ViroPharma to SELOC or SICOR becomes part of, the public domain, through no improper act on the part of SELOC or SICOR or on the part of any of their respective employees or consultants;

     (b) was in SELOC 's possession or SICOR's possession at the time that such information was first disclosed by ViroPharma to either of them, as shown by written evidence, and was not acquired, directly or indirectly, from ViroPharma; or

     (c) Developer receives from a third party, provided that such Information was not obtained by such third party, directly or indirectly, from ViroPharma.

     1.6 "Developed Know-How" means all present and future processes, techniques, documentation, scientific and technical data, drawings and other information that relates to the use of Bulk Drug Substance, the development or formulation of Bulk Drug Substance or the Bulk Drug Substance Manufacturing Process, that is developed by or on behalf of Developer or jointly by or on behalf of Developer and any other person, including but not limited to any of the foregoing made by or on behalf of Developer in connection with the Preliminary Evaluation Effort.

     1.7 "IND" means the Investigational New Drug Application No. 42,803 submitted by ViroPharma to the FDA on June 23, 1993, as amended through the date hereof and from time to time hereafter.

     1.8 "Inventions" means all inventions, modifications, discoveries, improvements and Developed Know-How relating to the Bulk Drug Substance, the development or formulation of Bulk Drug Substance or the Bulk Drug Manufacturing Process, whether patentable or not, made by or on behalf of any party, or jointly by or on behalf of the parties, including but not limited to any of the foregoing made by or on behalf of Developer in connection with the Preliminary Evaluation Effort.

     1.9 "Intellectual Work Product" collectively means the Developed Know-How, the Inventions and all other information, writing and documents developed in connection

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with the Project  by or on behalf of Developer's employees, agents or subcontractors either solely or jointly with any other person, including but not limited to the Project Materials.

     1.10 "Product" means any pharmaceutical composition that uses the Bulk Drug Substance.

     1.11 "Project" shall mean all activities undertaken by or on behalf of ViroPharma and Developer hereunder, together with the work performed by or on behalf of Developer in the Preliminary Evaluation Effort.

     1.12 "Project Materials" collectively means all documentation, records and data generated by or on behalf of Developer or ViroPharma relating to the Preliminary Evaluation Effort or the Project, including but not limited to the drug master file for the Bulk Drug Substance and copies of all notebook pages, analytical results and batch records. Except as specifically stated on Exhibit B, all Project Materials delivered to ViroPharma shall be in English.

     1.13 "Developer Know-How" means all present and future documentation, scientific and technical data, drawings and other information that is owned or licensed by SELOC, SICOR or both of them and that relates to the development, formulation or manufacture of chemical and pharmaceutical substances.

     1.14 "Developer Patent Rights" means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, that are owned or licensed by SELOC, SICOR or both of them and under which ViroPharma would need a license or sublicense to lawfully manufacture Bulk Drug Substance.

     1.15 "ViroPharma Know-How" means all present and future documentation, scientific and technical data, drawings and other information that relates to the Bulk Drug Substance or the development, formulation or manufacture thereof and that is owned by ViroPharma or that ViroPharma has the right to use.

     1.16 "ViroPharma Patent Rights" shall mean United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications,

                                       4
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that are owned or licensed by ViroPharma and under which Developer would need a license or sublicense to lawfully manufacture Bulk Drug Substance for ViroPharma under this Agreement.

ARTICLE 2.  Bulk Drug Substance Development Project
            ---------------------------------------

     2.1 Upon the date of this Agreement, Developer shall continue the Project initiated by SELOC and ViroPharma in the Preliminary Evaluation Effort and shall provide ViroPharma with, among other things, developmental quantities of the Bulk Drug Substance in accordance with the terms and conditions set forth below. The Project shall consist of research and development activities conducted in accordance with certain timetables and milestone activities and deliverables, all of which are described in Article 3 hereof. Developer shall use its best efforts in performing its research and development activities hereunder.

     2.2 Upon reasonable advance notice to Developer, ViroPharma shall be permitted to send certain of its employees to Developer's facilities to consult with Developer's employees and consultants engaged in the Project, to observe Developer in the performance of its duties hereunder, and to inspect (and take copies of) any of the Project Materials, provided that such consultation and inspection does not unreasonably interfere with Developer's operations. Developer shall make Developer's employees and consultants and the Project Materials available to ViroPharma for such purposes.

     2.3    Developer and ViroPharma shall confer not less frequently than two
(2) times each month via teleconference, and at such other times and places as the parties may mutually agree, to discuss the status of the Project.

ARTICLE 3.  Research and Development Activities
            -----------------------------------

     3.1 (a) Developer shall perform the activities (each, a "Milestone") described on Exhibit B attached hereto. The Project shall be deemed to be have been completed upon Developer achieving each Milestone to the reasonable satisfaction of ViroPharma by the dates indicated in this Agreement (including on Exhibit B attached hereto) ("Project Completion"). Provided that the analytical methods, in-process tests and reference standard

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materials referred to in Paragraph 3.4 below are materially complete and accurate on the date delivered to Developer by ViroPharma hereunder, Project Completion shall occur on or before December 31, 1997 (the "Project Completion Date"), unless otherwise agreed to by ViroPharma pursuant to Paragraph 3.2(d) below.

            (b) Developer shall deliver to ViroPharma: (i) Batch I (as defined on Exhibit B attached hereto) on or before September 4, 1997 (the "Batch I Date"); (ii) the Batch I Documentation (as defined on Exhibit B attached hereto) on or before October 4, 1997 (the "Batch I Documentation Date"); (iii) Batch II (as defined on Exhibit B attached hereto) on or before November 15, 1997 (the "Batch II Date"); and (iv) the Batch II Documentation, the Development Report (as both are defined on Exhibit B attached hereto) and the other documentation described in Item 4 on Exhibit B (such documentation, together with the Batch II Documentation and the Development Report, the "Final Documentation") on or before the Project Completion Date. Except as specifically stated on Exhibit B, the Batch I Documentation and the Final Documentation shall be in English.

            (c) ViroPharma shall pay SELOC $36,500 upon execution of this Agreement. Upon delivery to ViroPharma of Batch I on or before the Batch I Date, SELOC shall submit an invoice to ViroPharma in an amount equal to $108,000. Upon delivery to ViroPharma of the Batch I Documentation on or before the Batch I Documentation Date, SELOC shall submit an invoice to ViroPharma in an amount equal to $36,500 (the "Batch I Documentation Payment"). Upon delivery to ViroPharma of Batch II on or before the Batch II Date, SELOC shall submit an invoice to ViroPharma in an amount equal to $86,400. Upon delivery to ViroPharma of the Final Documentation on or before the Project Completion Date, SELOC shall submit an invoice to ViroPharma in an amount equal to $21,600 (the "Final Documentation Payment").

            (d) In no event shall ViroPharma be obligated to pay SELOC in excess of $289,000 for activities undertaken by Developer in connection with the Project, through and including Project Completion. All payments due and owing from ViroPharma hereunder shall be made directly to SELOC, and in no event shall ViroPharma have any liability to make any payment to SICOR.

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     3.2    If Developer fails to deliver on or before the Batch I Date the minimum quantity of Bulk Drug Substance for Batch I as indicated on Exhibit B attached hereto, manufactured in accordance with the Bulk Drug Substance Specifications, or if Developer fails to deliver on or before the Batch II Date the minimum quantity of Bulk Drug Substance for Batch II as indicated on Exhibit B attached hereto, manufactured in accordance with the Bulk Drug Substance Specifications, then ViroPharma may, at its option, either:

            (a) terminate this Agreement pursuant to Paragraph 7.2(b) below;

            (b) purchase the amount of Bulk Drug Substance delivered on the Batch I Date or the Batch II Date, as the case may be (the "Delivered Drug Quantity"), at a price equal to $3,600 per kilogram, and either continue under this Agreement or terminate this Agreement pursuant to Paragraph 7.2(b) below; or

            (c) purchase the Delivered Drug Quantity at a price per kilogram equal to $3,600 per kilogram, require Developer to take such additional steps, at its sole expense, that ViroPharma and Developer agree are necessary (the "Additional Steps") to permit Developer to manufacture that quantity of Bulk Drug Substance not previously delivered by Developer to ViroPharma at the Batch I Date or the Batch II Date, as the case may (the "Missing Quantity"), and purchase the Missing Quantity from Developer at a price equal to $2,880 per kilogram.

            (d) The Additional Steps shall be completed by Developer within a time period to be mutually agreed to by ViroPharma and Developer. If applicable, from and after the time that the parties agree to a date by which the Additional Steps must be completed, such date, if later than December 31, 1997, shall be deemed to be the Project Completion Date for purposes of this Agreement.

     3.3 If Developer fails to deliver the Batch I Documentation by the Batch I Documentation Date then ViroPharma, in addition to its rights set forth elsewhere in this Agreement, may retain the Batch I Documentation Payment. If Developer fails to deliver the Final Documentation by the Project Completion Date then ViroPharma, in addition to its rights set forth elsewhere in this Agreement, may retain the Final Documentation Payment.

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     3.4    ViroPharma shall provide Developer with the validated analytical methods, in-process tests and reference standard materials for the Manufacturing Process within fourteen (14) days after the date of this Agreement.

     3.5 Developer shall provide ViroPharma copies of all Project Materials generated in connection with the Project upon ViroPharma's request, but in any event not more frequently than once every two (2) weeks.

     3.6 Payment on all invoices issued under this Agreement shall be due and payable within thirty (30) days after ViroPharma's receipt of the invoice. Any and all payments to be made by ViroPharma under this Agreement shall be made only to SELOC, and such payments shall be made in U.S. Dollars.

     3.7 Neither (a) the Bulk Drug Substance Specifications, or (b) the specifications for the last two intermediates generated in the Bulk Drug Substance Manufacturing Process (such intermediates referred to by ViroPharma as WIN 61834 and WIN 65849, as more particularly described on pages 146-151 of Volume 3 of the IND and attached hereto as Exhibit C) may be modified in any respect without the advance, written consent of ViroPharma in its sole discretion.

     3.8 (a) Within thirty (30) days after the date of this Agreement, ViroPharma and Developer shall enter into good faith negotiations over: (i) the terms and conditions pursuant to which Developer shall perform (3) validation runs each designed to yield at least thirty (30) kilograms of cGMP Bulk Drug Substance and certain services related thereto, including but not limited to completion of the Chemistry and Manufacturing Controls (CMC) section of the NDA for the Bulk Drug Substance, validation of cleaning methods and completion of process reports required for a Pre-Approval Inspection by the FDA, and creation of documentation for the drug master file for the Bulk Drug Substance, assistance in the preparation of the NDA and securing such other regulatory approvals that ViroPharma may require to market and sell Products (collectively, the "Additional Services"); and (ii) the terms of an agreement (a "Supply Agreement") pursuant to which Developer shall supply ViroPharma with ViroPharma's requirements for commercial quantities of the Bulk Drug Substance ("Commercial Requirements"). Nothing in this Paragraph 3.8 shall prevent

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ViroPharma from entering into discussions and negotiations with other parties for the Additional Services and a Supply Agreement for the Commercial Requirements; provided, however, that if ViroPharma selects a third party to supply the Commercial Requirements, and if Developer is not then in breach of this Agreement and is ready, willing and able to provide the Commercial Requirements under terms and conditions (including price) that are as favorable to ViroPharma as the terms and conditions set forth in the Supply Agreement with such third party, then ViroPharma shall pay to Developer, within thirty (30) days after the date of the Supply Agreement with such third party, the amount of $18,250.

     (b) If ViroPharma selects Developer to provide the Commercial Requirements, then the terms of a Supply Agreement between Developer and ViroPharma shall include provisions pursuant to which Developer shall sell Bulk Drug Substance to ViroPharma at a price not to exceed $1,500 per kilogram.

     3.9 Upon ViroPharma's request, and with reasonable advance notice to Developer, Developer or a third party designated by Developer (such party to be reasonably satisfactory to ViroPharma) shall, at ViroPharma's expense, attend and participate in meetings with the FDA regarding the Bulk Drug Substance, the Bulk Drug Manufacturing Process or regulatory filings made or to be made in connection with the foregoing.

ARTICLE 4.  License Grants; Ownership of Development Work.
            ---------------------------------------------

     4.1 During the term of this Agreement, ViroPharma hereby grants to SICOR a royalty-free, worldwide, nonexclusive license under the ViroPharma Know-How, the ViroPharma Patent Rights and the Intellectual Work Product to conduct the research and development work described in Articles 2 and 3 hereof, and to make Bulk Drug Substance hereunder, but for no other use or purpose.

     4.2 Developer hereby grants ViroPharma an exclusive, perpetual, irrevocable, worldwide, royalty-free license, with the right to sublicense and assign, under the Developer Know-How and the Developer Patent Rights to conduct research and development in connection with the Project, and to make, have made, use and sell Bulk Drug Substance and Products (the "Developer License").

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     4.3    Except as otherwise expressly provided herein, no party hereto shall be deemed by this Agreement to have been granted any license or other rights to any patent rights, know-how or other intellectual property which are owned or controlled by any other party.

     4.4 (a) Each of SELOC and SICOR acknowledges that ViroPharma shall be the sole and exclusive owner of all Intellectual Work Product and the ViroPharma Know-How. In consideration of the receipt of the payments described herein, and for other good and valuable consideration set forth herein, each of SELOC and SICOR hereby irrevocably assigns and transfers to ViroPharma all of the right, title and interest that SELOC, SICOR or both of them has or may later acquire in and to the Intellectual Work Product and the ViroPharma Know-How under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law.

            (b) Developer acknowledges that ViroPharma shall be entitled to obtain and hold in its own name all rights with respect to the Intellectual Work Product and the ViroPharma Know-How, including all copyrights, patents, trade secrets and trademarks with respect thereto. ViroPharma shall have the sole right to prepare, file, prosecute and maintain patent applications and patents, continuations, continuations-in-part, divisions, reissues, additions, renewals, or extensions thereof, and all other applications considered desirable by ViroPharma, covering the Intellectual Work Product and the ViroPharma Know-How, in countries and regions of its choice throughout the world, for which ViroPharma shall bear all costs. Either before or after the termination of this Agreement, Developer shall assist ViroPharma in acquiring and maintaining such rights in, and confirming ViroPharma's title to, the Intellectual Work Product and the ViroPharma Know-How, at the request and sole expense of ViroPharma and without the payment to Developer of any additional consideration. The assistance of Developer will include but not be limited to the signing all patent, copyright, trademark and other applications considered desirable by ViroPharma, cooperating in legal proceedings, and taking any other steps considered desirable by ViroPharma.

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ARTICLE 5.  Confidentiality.
            ---------------

     Developer shall keep confidential, and not use or disclose, any Confidential Information without the prior written consent of ViroPharma in its sole discretion, except as is reasonably necessary for Developer to perform its obligations under this Agreement. Developer shall, at a minimum, take those precautions with respect to the Confidential Information that it utilizes to protect its own confidential information.

ARTICLE 6.  Representations, Warranties and Covenants.
            -----------------------------------------
     6.1 Each of SICOR and SELOC, jointly and severally, represents, warrants and covenants to ViroPharma that:

            (a) Developer shall perform all work required in connection with the Project in a professional and workmanlike manner;

            (b) SICOR is a registered manufacturing facility under the U.S. Food, Drug and Cosmetic Act (the "FDA Act"); that it will manufacture the Bulk Drug Substance in accordance with the Bulk Drug Specifications; that all Project Materials and other deliverables provided hereunder from SICOR, including but not limited to all CMC processes and work product, shall be provided in a form that conforms with the requirements of 21 CFR Parts 210, 211 and 314; and that it will perform all of its other activities hereunder in compliance with the FDA Act and regulations thereunder, the laws of Switzerland, France and all other applicable laws, rules and regulations;

            (c) Developer has the right to assign the Intellectual Work Product to ViroPharma without the consent of any third party;

            (d) The Intellectual Work Product does not infringe the patent, copyright, trade secret or other intellectual property rights of any person, provided that Developer makes no representation or warranty about the ViroPharma Know-How or the ViroPharma Patent Rights;

            (e) Developer has obtained an enforceable written assignment of all right, title and interest in and to the Intellectual Work Product from each person or entity (other than ViroPharma) participating in the Project;

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            (f)  Developer can grant the Developer License described in
Paragraph 4.2 above to ViroPharma without the consent of any third party; and

            (g) Developer is authorized to enter into this Agreement and to perform its obligations hereunder, and is not subject to any other agreement that Developer will violate by signing or performing its obligations under this Agreement.

The foregoing warranties and representations by SELOC and SICOR shall be deemed material and to have been relied upon by ViroPharma whether or not ViroPharma has actual knowledge of anything to the contrary.

     6.2    ViroPharma  represents and warrants to SICOR that:

            (a) ViroPharma has the right to grant to SICOR the license described in Paragraph 4.1 above;

            (b) the license granted to SICOR in Paragraph 4.1 above constitutes the only license to use intellectual property rights which are owned by ViroPharma or licensed to ViroPharma by third parties which Developer shall need from ViroPharma to produce Bulk Drug Substance;

            (c) ViroPharma is authorized to enter into this Agreement and to perform its obligations hereunder, and is not subject to any other agreement that ViroPharma will violate by signing this Agreement; and

            (d) The analytical methods, in-process tests and reference standard materials referred to in Paragraph 3.4 above were materially complete and accurate on the date delivered to Developer hereunder.

The foregoing warranties and representations by ViroPharma shall be deemed material and to have been relied upon by Developer whether or not Developer has actual knowledge of anything to the contrary.

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ARTICLE 7.  Term and Termination
            --------------------
     7.1 This Agreement shall become effective as of the date hereof, and unless sooner terminated as set forth in this Agreement, shall continue in effect until Project Completion.

     7.2 This Agreement may be terminated prior to Project Completion as set forth in this Paragraph 7.2.

            (a) ViroPharma may terminate this Agreement for any reason other than as described in Paragraphs 7.2(b), (c) or (d) upon sixty (60) days advance written notice to Developer (a "Termination Without Cause").

            (b) ViroPharma may terminate this Agreement immediately upon written notice to Developer if (i) Batch I is not delivered to ViroPharma on or before the Batch I Date; (ii) Batch II is not delivered to ViroPharma on or before the Batch II Date; or (iii) Project Completion does not occur on or before the Project Completion Date.

            (c) The nondefaulting party may terminate this Agreement immediately upon written notice to the defaulting party if:

                 (i) the defaulting party shall: (A) file in any court pursuant a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of its assets; (B) propose a written agreement for the composition or extension of its debts; (C) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof;
(D) propose or be a party to any dissolution or liquidation; or (E) make an assignment for the benefit of creditors;

                 (ii) the defaulting party shall be in breach of any of its obligations set forth in the Non-Disclosure Agreement; or

                 (iii) the defaulting party shall be in breach of any other material provision of this Agreement not described or referred to in Paragraphs 7.2(a) through 7.2(b)(ii) above, and the defaulting party does not cure such breach within thirty (30) days after its receipt from the nondefaulting party of a written notice that describes such breach in reasonable detail.

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            (d)  Any party may terminate this Agreement upon sixty (60) days written notice to the other party if performance of this Agreement in accordance with its terms by the party giving notice would violate any law or regulation applicable to such party.

     7.3 Upon a termination of this Agreement, the rights and duties of the parties shall be as set forth in this Paragraph 7.3.

            (a) Upon a Termination Without Cause by ViroPharma, ViroPharma's sole obligation to Developer shall be to pay Developer: (i) $45,625, if ViroPharma notifies Developer of such Termination Without Cause within the ninety (90) day period immediately following the date of this Agreement and then unpaid, or (ii) $91,250 plus all amounts then unpaid and due in accordance with the terms of this Agreement for quantities of Bulk Drug Substance shipped to or received by ViroPharma prior to the date that ViroPharma notified Developer of such Termination Without Cause, if ViroPharma notifies Developer of such Termination Without Cause at any time after the ninety (90) day period referred to in Paragraph 7.3(a)(i).

            (b) Upon a termination of this Agreement by ViroPharma pursuant to Paragraph 7.2(b) above, ViroPharma may elect to purchase the Delivered Drug Quantity, if any, at a price equal to $3,600 per kilogram (the "Delivered Drug Price"), and ViroPharma's sole obligation to Developer shall be to pay the Delivered Drug Price to Developer within thirty (30) days after the later of upon the later of ViroPharma's receipt of Developer's invoice or ViroPharma's receipt of the Delivered Drug Quantity, the Batch I Documentation and (if such termination occurs after delivery of Batch I) the Final Documentation.

            (c) Upon a termination of this Agreement by ViroPharma pursuant to Paragraph 7.2(c) above, then ViroPharma's shall have no further obligation to pay any further amount to Developer; provided that any termination by ViroPharma of this Agreement due to any event affecting Developer that is described in Paragraph 7.2(c)(i) above shall not affect ViroPharma's obligation to pay to Developer all amounts then unpaid and due in accordance with the terms of this Agreement.

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

     7.4 Upon termination of this Agreement by any party pursuant to Paragraph 7.2(d) above, ViroPharma's sole obligation shall be to pay Developer for the amount of Bulk Drug Substance delivered to ViroPharma through the effective date of such termination.

     7.5    Upon termination of this Agreement for any reason, Developer shall:
(a) promptly deliver to ViroPharma all Confidential Information and all copies thereof, and immediately cease all use of Confidential Information and the Intellectual Work Product; and (b) promptly deliver to ViroPharma copies of all Project Materials not previously delivered to ViroPharma through the effective date of such termination.

     7.6 The termination or expiration of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto. Further, Paragraphs 3.1(d), 3.6, and 4.2 through 4.4, Articles 5 and 6 in their entirety, Paragraphs 7.3 through 7.6, and Articles 8 through 18 in their entirety shall survive the termination or expiration of this Agreement.

ARTICLE 8.  Indemnity;  Insurance
            -----------------------

     8.1 (a) Each party (each, an "Indemnifying Party") shall indemnify, defend (subject to Paragraph 8.1(b) below) and hold harmless the other parties and such other parties' successors, assigns, employees, representatives, officers, directors and agents (collectively, an "Indemnified Party") from and against any and all costs, losses, liabilities, damages, law suits, claims and expenses arising out of, resulting from or incident to any breach of any covenant, condition, provision or term of this Agreement by the Indemnifying Party or the inaccuracy of any representation or warranty made by the Indemnifying Party in this Agreement ("Indemnified Losses"). The indemnification in this Paragraph 8.1 includes, but is not limited to, indemnification for all costs and expenses incurred by the Indemnified Party to investigate, prosecute and/or defend any claim or lawsuit (and any appeal therefrom) relating to an Indemnified Loss at anytime and attorneys' fees and costs incurred in connection therewith (whether or not such claim or lawsuit is ultimately defeated) and also (subject to Paragraph 8.1(c) below) any amounts paid by the Indemnified Party incident to any compromise or settlement of any such claim or lawsuit.

            (b) Promptly after the receipt by an Indemnified Party of notice of the commencement of any action involving a claim referred to in Paragraph
8.1(a) above, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Article 8, give written notice to the Indemnifying Party of the commencement of the action. In case any such action is brought against the Indemnified Party, the Indemnifying Party shall be entitled to participate in and assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and, after notice to such Indemnified Party from the Indemnifying Party of its election to assume the defense thereof, the Indemnifying Party shall be responsible for all legal and other expenses incurred by it in connection therewith; provided that if the Indemnified Party shall have reasonably concluded that there may one or more legal defenses available to it which are different from or are in addition to those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Article 8, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party, and the Indemnifying Party shall reimburse the Indemnified Party for the fees and expenses of counsel retained by the Indemnified Party which are reasonably related to the matters covered by the indemnity agreement in this Article 8.

            (c) The Indemnifying Party shall not be liable to indemnify the Indemnified Party under this Agreement for any amounts paid in settlement by the Indemnified Party or any action or claim effected by the Indemnified Party without the Indemnifying Party's written consent, which shall not be unreasonably withheld. The Indemnifying Party shall be permitted to settle any action or claim except that it shall not settle any action or claim in any manner which would impose any penalty, obligation or limitation on the Indemnified Party without the Indemnified Party's written consent, which may be given or withheld in the Indemnified Party's sole discretion.

     8.2 ViroPharma shall, at its sole cost and expense, obtain and keep in force general liability insurance with bodily injury, death and property damage limits of Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate including product liability coverage. Upon Developer's request, ViroPharma shall furnish to Developer a certificate of insurance signed by an authorized representative of ViroPharma's insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least thirty
(30) days prior written notice to Developer of any cancellation, termination, material change or reduction of such insurance coverage.

     8.3 Developer shall, at its sole cost and expense, obtain and keep in force general liability insurance with bodily injury, death and property damage limits of Ten Million Duetche Marks (DM 10,000,000) per occurrence and Fifty Million Duetche Marks (DM 50,000,000) in the aggregate, including product liability coverage. Upon execution of this Agreement, Developer shall furnish to ViroPharma a certificate of insurance signed by an authorized representative of Developer's insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least thirty (30) days prior written notice to ViroPharma of any cancellation, termination, material change or reduction of such insurance coverage.

ARTICLE 9.  Assignment
            ----------
     No party shall assign this Agreement or any part thereof without the prior written consent of the other parties. Notwithstanding the preceding sentence, in connection with a merger or change in control of a party, or the transfer of a party's business segment or product line that manufactures or sells Bulk Drug Substance, or the transfer of all or substantially all of a party's assets (each, an "Extraordinary Transaction"), such party may assign its rights and obligations under this Agreement in whole or in part to the transferee or assignee in such Extraordinary Transaction without the prior written consent of the other parties, provided that such assignee or transferee agrees in writing, or is otherwise legally bound, to assume the obligations of the assignor or transferor under this Agreement. This Agreement shall bind and inure to the benefit of ViroPharma and Developer and their permitted successors and assigns. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.

ARTICLE 10.  Notices
             -------
     All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, or given by facsimile to the following addressees or facsimile numbers of the respective parties:

If to Developer:    SELOC AG
                    Industriestrasse 7
                    4410 Liestal
                    Switzerland
                    Attention: Dr. Bernhard O. Zweifel
                    Fax Number:  41 61 901 27 31


If to ViroPharma:   ViroPharma Incorporated
                    76 Great Valley Parkway
                    Malvern, PA 19355
                    Attn: Dr. Mark McKinlay
                    Fax Number:  610/651-0588

with a copy to:     ViroPharma Incorporated
                    Executive Director, Counsel
                    76 Great Valley Parkway
                    Malvern, PA 19355
                    Fax Number:  610/651-0588

Notices shall be effective upon receipt if personally delivered, on the fifth business day following the date of mailing if sent by certified or registered mail, on the second business day following the date of delivery to the express mail service if sent by express mail, and in the case of facsimile transmission,
when confirmed by facsimile machine report.   A party may change its address
listed above by notice to the other party given in the manner described in this
Article 10.

ARTICLE 11.  Entire Agreement
             ----------------
     This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior written or oral prior agreements or understandings with respect thereto, including but not limited to the Non-Disclosure Agreement. No party shall claim any amendment, modification, or release from any provision hereof by mutual agreement, acknowledgment or otherwise, nor shall any of the foregoing be effective, unless stated in a written instrument that is signed by an authorized representative of each party.

ARTICLE 12.  Applicable Law
             --------------
     This Agreement shall be construed, interpreted and governed by the laws of the Commonwealth of Pennsylvania, notwithstanding the conflict of law doctrines of Pennsylvania or any other jurisdiction.

ARTICLE 13.  Dispute Resolution.  Any dispute, controversy or claim (hereinafter
             ------------------
"Disputes") arising from or relating to this Agreement or any breach or threatened breach thereof shall be resolved as follows:

     13.1 If such Disputes require that immediate equitable relief be obtained, Developer agrees that ViroPharma shall have the right to seek all equitable and legal redress which may be available for the breach or threatened breach of this Agreement, and shall, in exercising such right, have (without limiting the generality of the foregoing) the specific right to bring suit in any jurisdiction described in Article 14 below, to obtain injunctive relief restraining and enjoining Developer and all persons in privity and/or contractual relationships with Developer and all entities with which Developer may be affiliated from violating in any manner the provisions of Article 5 or Paragraph 7.5 above.

     13.2 The parties hereby stipulate that any preliminary or final order or judgment issued pursuant to Article 14 shall be enforceable in the domestic courts of any party, and that all parties promptly shall provide any consents or stipulations necessary to facilitate enforcement of such orders or judgments in the domestic courts of the party against whom enforcement is sought.

     13.3 Any such Dispute not requiring such interim or immediate relief shall be finally settled by arbitration. In the event that arbitration is initiated by ViroPharma, arbitration meetings shall be held in London, England, and in the event that arbitration is initiated by Developer, arbitration meetings shall be held in New York, New York, U.S.A., unless otherwise agreed to by the parties in writing. Arbitration to be held outside the United States shall be conducted in accordance with the Rules of Conciliation and Arbitration of the

International Chamber of Commerce ("I.C.C.") unless the parties agree in writing to adopt the Rules of the American Arbitration Association ("A.A.A."). Arbitration to be held in the United States shall be conducted in accordance with the Rules of the A.A.A. unless the parties agree in writing to adopt the Rules of the I.C.C. In the event of any conflict between I.C.C. or the A.A.A. rules and this clause, this clause shall govern. The language of the arbitration and the award shall be English. In interpreting this contract, the arbitrator shall take into account usages in the pharmaceutical industry with a view to interpreting the confidentiality and trade secret provisions of this contract in strict terms. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The parties acknowledge and stipulate that this is a commercial contract and that any award, judgment or order, whether interim or final, shall be enforceable as a commercial award, judgment or order wherever such enforcement is sought and shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958.

ARTICLE 14.  Injunctive Relief
             -----------------
     The parties hereto acknowledge that it is impossible to measure fully, in money, the injury that will be caused in the event of a breach or threatened breach of any of the provisions of Article 5 or Paragraph 7.5 of this Agreement, and each of the parties waives the claim or defense that the other party has an adequate remedy at law. No party shall, in any action or proceeding to enforce the provisions of this Agreement, assert the claim or defense that such a remedy at law exists. Each party shall be entitled to injunctive relief to enforce such provisions of this Agreement, without prejudice to any other remedy that such party may have at law or in equity, and the prevailing party in any such litigation shall be entitled to recover all reasonable expenses of litigation, including reasonable attorney fees. Each of ViroPharma and Developer irrevocably and unconditionally (a) agrees that any suit or action for preliminary and permanent injunctive relief and other equitable relief shall be instituted in the United States District Court for the Eastern District of Pennsylvania, or in any court of general jurisdiction in Chester County, Pennsylvania; (b) consents and submits to the exclusive and personal jurisdiction of such courts in any such suit, action or proceeding; (c) agrees that service of process upon it may be effected by certified mail or by any other means permitted by law; and (d) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such court, and waives any claim or defense of inconvenient forum. Nothing in this Article 14 shall prevent ViroPharma from seeking to enforce this Agreement in any other court of competent jurisdiction.

ARTICLE 15.  Severability
             ------------
     If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

ARTICLE 16.  Waiver
             ------
     No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party hereto. Failure by any party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by any party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

ARTICLE 17.  Exhibits
             --------
     All Exhibits referenced herein are hereby made a part of this Agreement.

ARTICLE 18.  Counterparts
             ------------
     This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

SELOC AG                      VIROPHARMA INCORPORATED


By:     /s/Illegible          By:     Claude H. Nash
   ------------------------      ------------------------

Title:  General Manager       Title:  President & CEO
      ---------------------         ---------------------

Date:   April 16, 1997         Date:  April 16, 1997
     ----------------------         ---------------------


By:     /s/Illegible
   ------------------------
Title:  Vice President
      ---------------------
Date:   April 16, 1997
     ----------------------



SICOR S.A.

By:     /s/Illegible
   ------------------------
Title:  General Manager
      ---------------------
Date:   April 16, 1997
     ----------------------

                         EXHIBIT A
                 Bulk Drug Substance Specifications
                 ----------------------------------

IND AMENDMENT                                            Page 44 of 72
WIN 63843                                                   CMC-212-01
----------------------------------------------------------------------

1.4.2   Specifications and Test Methods for WIN 63843 Drug Substance

        The Specifications and Test Methods for WIN 63843 are the same as those presented in the IND 42803 Serial No. 000. Volume 2, pages 153 through 175, and in the Information Amendment, Serial No. 016, except that the Chromatographic Impurities by High-Performance Liquid Chromatography test method has been revised. The purpose of the revision was to achieve consistency between the HPLC impurity methods for the substance and product and to include testing for the impurity WIN 64239.


                        [WIN 63843 chart appears here]

Tests                                       Specifications
----------------------------------------------------------------------
Appearance                                 White to off-white solid

Identification
   Infrared Absorption Spectrum            Conforms
   High-Performance Liquid Chromatography  Conforms

Polymorphic Form                           Consistent

Chromatographic Impurities by High-        Not more than 1% total impurities. No
Performance Liquid Chromatography          individual impurity is more than 0.5%

Residual Solvents by Gas Chromatography
   Ethanol                                 Not more than 0.25% (w/w)
   Isopropyl Acetate                       Not more than 0.25% (w/w)

Residue on Ignition                        Not more than 0.2% (w/w)

Heavy Metals (as lead)                     Not more than 0.002% (w/w)

Water                                      For information

Assay                                      98.0 to 102.0% (w/w)

                                   EXHIBIT B
                                  MILESTONES
                                  ----------

1. On or before the Batch I Date, SELOC shall manufacture, under cGMP conditions and in accordance with the Bulk Drug Specifications, a batch of at least thirty (30) kilograms of the Bulk Drug Substance ("Batch I").

2.   On or before the Batch I Documentation Date, SELOC shall:

     a. provide to ViroPharma the batch records used in the manufacture of the Batch I in French with English translation, and such batch records shall demonstrate to ViroPharma's reasonable satisfaction that the process description detailed in the IND was followed in manufacturing Batch I, and that Batch I was manufactured in accordance with the Bulk Drug Specifications (the "Batch I Documentation");

     b. covenant in a written instrument substantially in the form attached hereto as Schedule 2.b to this Exhibit B (the "Letter Agreement") that, in the event that Developer is selected by ViroPharma to provide the Commercial Requirements, then the terms of a Supply Agreement between ViroPharma and Developer shall include provisions pursuant to which Developer shall sell Bulk Drug Substance to ViroPharma at a cost to ViroPharma not to exceed the amount per kilogram to be determined by Developer on or before the Batch I Documentation Date and to be stated in the Letter Agreement.


3. On or before the Batch II Date, SELOC shall manufacture, under cGMP conditions and in accordance with the Bulk Drug Specifications, a second batch of at least thirty (30) kilograms of the Bulk Drug Substance ("Batch II").


4.   On or before the Project Completion Date, SELOC shall:

     a. provide to ViroPharma the batch records used in the manufacture of Batch II in French with English translation, and such batch records shall demonstrate to ViroPharma's reasonable satisfaction that the process description detailed in the IND was followed in manufacturing Batch II, and that Batch II was manufactured in accordance with the Bulk Drug Specifications (the "Batch II Documentation");

     b. identify in writing the key processes that could lower cost per kilogram to ViroPharma for the Bulk Drug Substance;

     c. provide to ViroPharma a written development report, in a form reasonably acceptable to ViroPharma, that details the manufacturing process used in the Bulk Drug Substance Manufacturing Process and includes the following items (the "Development Report"):

          i. provide documentation and data that identify the critical steps/parameters in the Bulk Drug Substance Manufacturing Process that could affect the quality and purity attributes of the Bulk Drug Substance;

          ii. describe the critical parameters used in the Bulk Drug Substance Manufacturing Process that require validation, and provide supporting data from multiple lab batch testing that justify such critical parameters;

          iii. supporting data and a description of when key impurities are formed in the Bulk Drug Substance Manufacturing Process;

          iv. the initial manufacturing specifications for all steps and isolated intermediates in the Bulk Drug Substance Manufacturing Process and supporting data from multiple lab batch testing that justify the specifications with ranges for non-critical parameters;

          v.   identify and justify in-process controls in writing; and

          vi.  provide a description of NEW OR MODIFIED analytical methods and
                                        ---------------
               supporting raw data for analytical methods NOT detailed in the
                                                          ---
               IND used in the Bulk Drug Substance Manufacturing Process.

d.   provide a written pre-validation report;

e. present for ViroPharma's consideration a written proposal for a regulatory strategy that will facilitate the preparation of the CMC section of an NDA for the Bulk Drug Substance, in a form acceptable to ViroPharma, such proposal to include, without limitation:

     i. the number and size of validation batches that would be submitted with the NDA; and

     ii. a definition and justification for what will be considered a "Commercial Starting Material" or an "Intermediate" in the Bulk Drug Substance Manufacturing Process.

5. On or before the Project Completion Date, SELOC shall have successfully completed each of the following items, and if requested by ViroPharma, shall have delivered to ViroPharma written documentation reasonably satisfactory to ViroPharma that evidences the successful completion of each such item:

     a. the identification and evaluation of hazards in the Bulk Drug Substance Manufacturing Process by SELOC's hazards lab, including but not limited to potential hazards for raw material and intermediates, to the extent necessary to ensure that the Bulk Drug Substance Manufacturing Process can be performed safely at SELOC's facility;

     b. the examination, if any, of preliminary stability, if required, for isolated intermediates;

     c. lab evaluation of chemical reactivity limits, and light, humidity and temperature limits for isolated intermediates;

     d.   the identification of potential waste disposal issues and costs;

     e. the development of cleaning methods used in connection with the Bulk Drug Substance Manufacturing Process, including but not limited to (a) the determination of acceptable limits for residuals of isolated intermediates and solvents that are permitted on equipment used in the Bulk Drug Substance Manufacturing relative to how such equipment will be next used, and (b) the evaluation and determination of the residual daily dose limit (RDL).

                           SCHEDULE 2.B TO EXHIBIT B
                           -------------------------


                                    [Date]

ViroPharma Incorporated
76 Great Valley Parkway
Malvern, PA 10355

Gentlemen:

          Reference is hereby made to that certain Development Agreement dated April 16, 1997 (the "Development Agreement") between SELOC AG, SICOR, S.A. (individually and collectively, the "Developer") and ViroPharma Incorporated ("ViroPharma"). All capitalized terms used in this letter and not defined below shall have the meanings ascribed to them in the Development Agreement.

          Developer has completed all of the Milestones in accordance with the
terms and conditions of the Development Agreement.   In the event that Developer
is selected by ViroPharma to provide ViroPharma's Commercial Requirements, then the terms of a Supply Agreement between Developer and ViroPharma shall include provisions pursuant to which Developer shall sell Bulk Drug Substance to ViroPharma at a price not to exceed $____________________ per kilogram.

                                    Sincerely,

                                    SELOC AG


                                    ___________________________
                                    By:
                                    Its:


                                    SICOR, S.A.

                                    ___________________________
                                    By:
                                    Its:



ACKNOWLEDGED :

VIROPHARMA INCORPORATED


____________________________
By:
Its:

Date: _______________________

                                   EXHIBIT C
                              Intermediates - IND
                              -------------------

63843-AS-204.00                     -1 of 6-

              Specifications and Analytical Methods for WIN 65489


                        [WIN 63843 chart appears here]


TESTS                                         SPECIFICATIONS
-----                                         --------------

Appearance                                    White to off-white solid

Identification (by Infrared                   Conforms
  Absorption Spectroscopy)

Chromatographic Impurities (by                Not more than 5% total
  High-Performance Liquid
  Chromatography)

CONT'D                             EXHIBIT C
                              Intermediates - IND
                              -------------------

63843-AS-204.00                     -2 of 6-

TEST METHODS
------------

Identification (by Infrared Absorption Spectroscopy)
----------------------------------------------------

Record the infrared absorption spectrum of a potassium bromide dispersion of the sample. It exhibits bands only at the same wavelengths as that of a spectrum of a similar preparation of WIN 65489 reference standard. A typical spectrum is attached.

Chromatographic Impurities (by High-Performance Liquid Chromatography)
----------------------------------------------------------------------

Liquid Chromatographic Conditions
---------------------------------

Using appropriate high performance liquid chromatographic equipment, a suitable chromatogram is obtained using the following conditions:

Column:       Zorbax Phenyl, 4.6 mm x 25 cm (available from MAC MOD Analytical
              Inc.) or equivalent
Mobile Phase: Acetonitrile-water-phosphoric acid (85%) 510:490:0.4
Flow Rate:    About 1.0 mL/min
Detection:    UV at 247 nm, sensitivity 0.02 AUFS
Temperature:  Ambient

Standard Preparation
--------------------

Accurately weigh approximately 25 mg each of WIN 65489
Reference Standard and the following reagent standards into a 100 mL volumetric flask:

WIN 61836, 3,5-dimethyl-4-[[3-(3-methyl-5-isoxazolyl)propyl]oxy]benzamide

WIN 62058, 3,5-dimethyl-4-[[3-(3-methyl-5-isoxazolyl)propyl]oxy]benzoic acid

WIN 61834, 3,5-dimethyl-4-[[3-(3-methyl-5-isoxazolyl)propyl]oxy]benzonitrile

CONT'D                             EXHIBIT C
                              Intermediates - IND
                              -------------------

63843-AS-204.00                    -3 of 6-

Dissolve in and dilute to volume with acetonitrile. Pipet 2.0 mL of this solution into a 100 mL volumetric flask and dilute to volume with acetonitrile. The Standard Preparation contains about 0.005 mg per mL of each WIN compound.

Sample Preparation
------------------

Accurately weigh approximately 25 mg of sample into a 50 mL volumetric flask. Dissolve in and dilute to volume with acetonitrile. Prepare immediately prior to chromatographing.

System Suitability Tests
------------------------

The chromatographic system is considered suitable if it passes the following test for Capacity Factor, Resolution and Precision.

 .  Capacity Factor and Resolution
   ------------------------------

Prepare a 1 mg/mL solution of sodium nitrate in water for use in determining the colume void time t[a]. Inject 10 microliters of the sodium nitrate solution onto the column and record the retention time of the peak due to sodium nitrate. Inject the Standard Preparation, using the same volume and conditions described above. Adjust the water/acetonitrile ratio of the mobile phase to achieve a minimum k' value for WIN 61836 of 1.5 (increasing the water/acetonitrile ratio will increase k'). The Resolution Factor for WIN 61836 and WIN 62058 must be not less than 5. Additionally, the Resolution Factor for WIN 61834 and WIN 65489 must be not less than 7. Relative retention times have been found to be
1.0 for WIN 61836, about 1.7 for WIN 62058, 3.7 for WIN 61834 and 5.3 for WIN 65489.

Note:  Resolution between WIN 61834 and WIN 65489 can be increased by decreasing
----
the amount of 85% phosphoric acid in the mobile phase to increase the retention time of WIN 65489. This is most easily accomplished by adding small amounts of 51:49 acentonitrile-water. WIN 61836, WIN 62058 and WIN 61834 are weakly affected by acid concentration and WIN 65489 is weakly affected by mobile phase strength.

CONT'D                             EXHIBIT C
                              Intermediates - IND
                              -------------------

63843-AS-204.00                    -4 of 6-

Calculate the capacity factor (k') and resolution (R) by the method of calculation described in the current USP under <621> Chromatography.

   Precision
   ---------

Make at least three replicate injections of Standard Preparation using the same volume and conditions as in the Resolution test. The calculated relative standard deviations of the peak responses for each compound in the last three injections must be not more than 4%.

Procedure
---------

Using the bracketing standard technique, inject the Standard Preparation and the Sample Preparation(s) onto the column, using the same volume and conditions used for the System Suitability tests. Measure the peak responses obtained for each of four WIN compounds in the two Standard Preparations bracketing the Sample Preparation. Average the two responses for each WIN compound and record each as R//s win //#. Measure the peak responses of the components from the Sample Preparation at the same retention times as those obtained for WIN 61836, WIN 62058 and WIN 61834 in the Standard Preparation, recording them as R//u win# //.

Calculate the concentration of WIN 61836, WIN 62058 and WIN 61834 (in % w/w) in the sample using the following formula:

               (R//u win# // / R//s win#//) x C//win # // x 5000
               -------------------------------------------------
                                       W

where C//win # // is the concentration, in mg/mL, of each WIN compound in the Standard Preparation and W is the sample weight in mg.

Measure the peak areas of unknowns in the Sample Preparation, recording them as A//u//. Estimate the concentration of unknowns (in % w/w) in the sample using the following formula:

CONT'D                             EXHIBIT C
                              Intermediates - IND
                              -------------------

63843-AS-204.00                    -5 of 6-

                         (A//u// / A//s //) x C x 5000
                         -----------------------------
                                       W


where A//s // is the area of the peak due to WIN 65489 in the Standard Preparation, C is the concentration, in mg/mL, of WIN 65489 in the Standard Preparation and W is the sample weight, in mg. Calculations may be performed using either peak height or peak area measurements except for the determination of unknowns, which uses peak area measurements only.

 .  Reporting
   ---------

Report individual values for WIN 61836, WIN 62058 and WIN 61834 to the nearest 0.1% w/w. For values less than 0.1%, report as: Trace, less than 0.1% w/w.

For unknowns, report total number of unknowns observed and a single value to the nearest 0.1% w/w for unknown impurities. For values less than 0.1% w/w, report as; Trace, less than 0.1% w/w.

 .  Detection Limits
   ----------------

WIN 61836, 0.01% w/w
WIN 62058, 0.02% w/w
WIN 61834, 0.01% w/w

CONT'D                             EXHIBIT C
                              Intermediates - IND
                              -------------------

63843-AS-204.00                    -6 of 6-


                                   Figure 1
                     Typical Infrared Absorption Spectrum


                        [WIN 63843 chart appears here]